DEPOSITARY AGREEMENT

Between

Invesco Pennsylvania Value Municipal Income Trust

And

Computershare Trust Company N.A.

And

Computershare Inc.

THIS DEPOSITARY AGREEMENT, dated as of November 5, 2024 (the “Effective Date”), is by and between Invesco Pennsylvania Value Municipal Income Trust, a Delaware statutory trust (“Purchaser” or the “Company”), having its principal office and place of business at 1555 Peachtree Street, N.E., Atlanta, Georgia 30309, and Computershare Inc., a Delaware corporation

(“Computershare”), and its wholly owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Agent”), each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021.

1.  APPOINTMENT

1.1  The Purchaser is offering to purchase up to 5,957,386 of the Purchaser’s Common Shares, without par value (the “Shares”), at a price equal to 99% of the Shares’ net asset value per Share as of the close of ordinary trading on the New York Stock Exchange (the “NYSE”) on December 10, 2024, net to the seller in cash, upon the terms and conditions set forth in its Offer to Purchase to be dated

November 7, 2024 (the “Offer to Purchase”) and in the letter of transmittal in a form acceptable to Agent (the “Letter of Transmittal”), which together, as they may be amended from time to time, constitute the “Offer”. Purchaser hereby appoint Agent to act as depositary in connection with the Offer and Agent hereby accepts such appointment in accordance with and subject to the terms and conditions set forth in this Agreement.

1.2  The “Expiration Date” for the Offer shall be 11:59 p.m. New York time, on December 9, 2024, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Purchaser from time to time, shall expire. Capitalized terms used but not defined herein shall have the same meanings as in the Offer.

1.3  Promptly after the date hereof, the Purchaser will furnish, or the Purchaser will cause the Company to furnish, Agent with a certified list, in a format acceptable to Agent, of holders of the Shares of record at the Effective Time, including each such holder’s name, address, taxpayer identification number (“TIN”), Share amount with applicable tax lot detail (see the Tax Instruction/Cost Basis Information Letter attached hereto as Exhibit A for additional direction), any certificate detail and information regarding any applicable account stops or blocks (the “Record Stockholders List”).

1.4  No later than the earlier of (i) forty-five (45) days after the Expiration Date or (ii) January 15 of the year following the year in which the Expiration Date occurs, the Company shall deliver, or the Purchaser will cause the Company to deliver, to Agent written direction on the adjustment of cost basis for covered securities that arise from or are affected by this Offer in accordance with current Internal Revenue Service regulations and as set forth in the attached Exhibit A.

2.  TENDER OF SHARES Agent, in its capacity as depositary, will receive tenders of the Shares.

Subject to the terms and conditions of this Agreement, Agent is authorized to accept such tenders of Shares in accordance with the Offer, and to act in accordance with the following instructions:

2.1  Shares shall be considered validly tendered to Agent only if:

(a)

Agent receives prior to the Expiration Date, (i) certificates for such Shares (or a Confirmation (as defined in paragraph (b) below) relating to such Shares), if applicable, (ii) a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined in paragraph (b) below) relating thereto, and (iii) if applicable, a final determination by the Purchaser of the adequacy of the items received, in accordance with Section 8 hereof.

2.2  For the purpose of this Agreement:

(a)

A “Confirmation” shall be a confirmation of book-entry transfer of the Shares into an Agent account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be established and maintained by Agent in accordance with Section 3 hereof;

(b)

An “Agent’s Message” shall be a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and Agent, to and received by Agent and forming part of a Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant. The term Agent’s Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at Agent’s office.

(c)

The Purchaser acknowledges that in connection with the Offer Agent may enter into agreements or arrangements with a Book-Entry Transfer Facility which, among other things, provide that (i) delivery of an Agent’s Message will satisfy the terms of the Offer with respect to the Letter of Transmittal, (ii) such agreements or arrangements are enforceable against the Purchaser by such Book-Entry Transfer Facility or participants therein and (iii) Agent, as depositary, is authorized to enter into such agreements or arrangements on behalf of the Purchaser. Without limiting any other provision of this Agreement, Agent is expressly authorized to enter into any such agreements or arrangements on behalf of the Purchaser and to make any necessary representations or warranties in connection thereunder, and any such agreement or arrangement shall be enforceable against the Purchaser.

3.  BOOK-ENTRY ACCOUNT Agent shall take steps to establish and, subject to such establishment, maintain an account at each Book-Entry Transfer Facility for book-entry transfers of Shares, as set forth in the Letter of Transmittal.

4.  PROCEDURE FOR DISCREPANCIES Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of the Shares that any Letter of Transmittal may indicate are owned by a tendering stockholder and the number that the record stockholders list indicates such stockholder owned. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with the Purchaser for instructions as to the number of Shares, if any; Agent is authorized to accept as validly tendered. In the absence of such instructions, Agent is authorized not to accept any such Shares and will return to the tendering stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent, the Purchaser from losses or liabilities arising out of the non-receipt or non-delivery of such Shares or by registered mail insured separately for the value of such Shares) to such stockholder’s address as set forth in the Letter of Transmittal any such Shares, the related Letters of Transmittal and any other documents received with such Shares.

5. LOST CERTIFICATES If any holder of the Shares as of the Effective Time reports to Agent that his or her failure to surrender a certificate representing any Shares registered in his or her name at the Effective Time according to the record stockholders list is due to the theft, loss or destruction of such certificate, upon Agent’s receipt from such stockholder of (i) an affidavit of such theft, loss or destruction, (ii) an open penalty surety bond in form and substance satisfactory to Agent, and (iii) payment of all applicable fees, Agent will make payment of the consideration to the former stockholder as though the certificate for the Shares had been surrendered. Agent may charge holders an administrative fee for processing payment with respect to the Shares represented by lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates in a single account. Agent may receive compensation, including in the form of commissions for services provided in connection with surety programs offered to Shareholders.

6. TREATMENT OF RESTRICTIVE LEGENDS AND ELIGIBILITY

6.1  If applicable, Purchaser will cause the Company to inform Agent as soon as possible in advance as to the existence or termination of any restrictions on the transfer or sale of the Shares. If, acting on the instructions of the Purchaser, the Company informs Agent of such restrictions or if such restrictions are noted on the Share records, Purchaser will cause the Company shall advise Agent whether such restrictions may be removed from such Shares in order to participate in the Offer. In the case of removal of any such legend in connection with the Offer, Agent reserves the right to obtain from the Company, and the Purchaser will cause the Company to provide, a legal opinion from counsel to the Company in form and substance acceptable to Agent addressing the removal of such legend.

6.2  Agent requests specific information with respect to affiliates, Shares ineligible for the Offer, and any stockholder plans affected by this Offer including any treasury positions. Purchaser agrees to provide all such applicable information on the list of affiliates, ineligible shares and plans attached hereto as Exhibit B as requested.

7.  DATE/TIME STAMP Each document received by Agent relating to its duties hereunder shall be dated and time stamped when received.

8.  PROCEDURE FOR DEFICIENT ITEMS

8.1  Agent shall examine any certificate representing Shares, Letter of Transmittal, Agent’s Message and any other document required by the Letter of Transmittal that is received by Agent as depositary to determine whether any tender may be defective. In the event Agent concludes that any Letter of Transmittal, Agent’s Message or other document has been improperly completed, executed or transmitted, any certificate representing Shares is not in proper form for transfer or some other irregularity in connection with the tender of the Shares exists, Agent is authorized, subject to 8.2 below, to advise the tendering stockholder or transmitting Book-Entry Transfer Facility, as the case may be, of the existence of the irregularity. Agent is not authorized to accept any tender that is not made in accordance with the terms and conditions set forth in the Offer, or any other tender which Agent deems to be defective, unless Agent shall have received from the Purchaser the applicable Letter of Transmittal (or if the tender was made by means of a Confirmation containing an Agent’s Message, a written notice), duly dated and signed by an authorized officer of the Purchaser, indicating that any defect or irregularity in such tender has been cured or waived and that such tender has been accepted by the Purchaser.

8.2  Promptly upon concluding that any tender is defective, Agent shall use reasonable efforts in accordance with Agent’s regular procedures to notify the person tendering such Shares, or Book-Entry Transfer Facility transmitting the Agent’s Message, as the case may be, of such determination and, when necessary, return the subject the Shares to such person in the manner described in Section 11 hereof. The Purchaser shall have full discretion to determine whether any tender is complete and proper and shall have the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such tenders may, in the opinion of counsel for the Purchaser, be unlawful; it being specifically agreed that Agent shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, the Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. The interpretation by the Purchaser of the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the instructions thereto, or an Agent’s Message (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

8.3  If less than all of the Shares validly tendered pursuant to the Offer are to be accepted because the Offer is oversubscribed by the Expiration Date, the Purchaser shall provide Agent with instructions regarding proration as soon as practicable. Agent shall maintain accurate records as to all Shares tendered prior to or on the Expiration Date.

9.  REPORT OF TENDER ACTIVITY

9.1.  On each business day following the initial receipt of tenders by Agent, Agent shall forward a report by email to each of the parties named below as to the following information, based upon a preliminary review (and at all times subject to final determination by the Purchaser) as of the close of business on the preceding business day: (i) the number of the Shares tendered; (ii) the number of the Shares tender represented by certificates physically held by Agent; (iii) the number of the Shares withdrawn; and (iv) the cumulative totals of the Shares in categories (i) through (iii) above:

9.2.  Agent may furnish to the Purchaser, upon reasonable request, ad hoc reports. Fees for such reports will be as set forth on the Schedule of Fees, attached hereto as Exhibit C. At the expiration of the Offer Agent shall provide a master list of the Shares tendered, including a complete list of the tendering stockholders.

10.  NOTICE OF WITHDRAWAL Agent will return to any person tendering the Shares, in the manner described in Section 11 hereof, any Shares tendered by such person but duly withdrawn pursuant to the Offer to Purchase. To be effective, Agent must receive a written notice of withdrawal at its address as set forth on the back page of the Offer to Purchase, within the time period specified for withdrawal in the Offer to Purchase or other method mutually agreed to by the Purchaser and Agent. Any notice of withdrawal must specify the name of the registered holder of the Shares to be withdrawn, the number of Shares to be withdrawn and, if such Shares are represented by a physical certificate, the number of such certificate. Agent is authorized and directed to examine any notice of withdrawal to determine whether it believes any such notice may be defective. In the event Agent concludes that any such notice is defective it shall, after consultation with and on the instructions of the Purchaser, use reasonable efforts in accordance with its regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination shall be final and binding. Any Shares withdrawn in accordance with the procedures set forth in this section shall no longer be considered to be properly tendered unless such Shares are re-tendered prior to the Expiration Date in accordance with Section 2 hereof.

11. RETURN OF SHARES If, pursuant to the terms and conditions of the Offer, the Purchaser has notified Agent that it does not accept certain of the Shares tendered or purported to be tendered or a stockholder has withdrawn any tendered Shares, The Purchaser instructs the Agent to promptly return tendered Certificated shares, by canceling all such Certificated Shares and issuing an equal number of book-entry shares in Direct Registration System to each tendering holder and mail a transaction advice reflecting such to each holder, together with any other documents received, to the person who deposited the same. Any transaction advice for such Shares and other documents shall be delivered by Agent, at its option, by:

(a)	First class mail under a blanket surety bond or insurance protecting Agent, the Purchaser from losses or liabilities arising out of the non-receipt or non-delivery of such Shares; or

(b)	Registered mail insured separately for the value of such Shares. If any such Shares were tendered or purported to be tendered by means of a Confirmation containing an Agent’s

Message, Agent shall notify the Book-Entry Transfer Facility that transmitted such Confirmation of the Purchaser’s decision not to accept the Shares.

12. AMENDMENT/EXTENSION OF OFFER Any amendment to or extension of the Offer, as the Purchaser shall from time to time determine, shall be effective upon notice to Agent from the Purchaser given prior to the time the Offer would otherwise have expired, and shall be promptly confirmed by the Purchaser in writing; provided that Agent may rely on and shall be authorized and protected in acting or failing to act upon any such notice even if such notice is not confirmed in writing or such confirmation conflicts with such notice. If at any time the Offer shall be terminated as permitted by the terms thereof, the Purchaser shall promptly notify Agent of such termination. For purpose of this agreement, an extension or subsequent offer period (an “Extension”) shall last up to 10 business days. Any Extension period exceeding 10 business days will incur additional fees commensurate with that extension or extensions.

13. DEPOSIT OF FUNDS

13.1 All funds received by Computershare pursuant to this Agreement that are to be distributed or applied by Computershare in accordance with the terms of this Agreement (the “Funds”) shall be delivered to Computershare by 9:00 a.m. Eastern Time (“ET”) and in no event later than 12:00 p.m. ET on the Effective Date. Funding after 9:00 a.m. but before 12:00 p.m. on the Effective Date may cause delays in payments to be made on the Effective Date. Delivery of the Funds on any day after 12:00 p.m. ET will be subject to the terms of Section 13.4, below. Once received by Computershare, the Funds shall be held by Computershare as agent for the Purchaser. Until paid or distributed in accordance with this Agreement, the Funds shall be deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Purchaser. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (i) bank accounts, short term certificates of deposit, bank repurchase agreements, and disbursement accounts with commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.), (ii) cash management sweeps to AAA fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, (iii) funds backed by obligations of, or guaranteed by, the United States of America, municipal securities, or (iv) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively.

13.2  Computershare will only draw upon the Funds in such account(s) as required from time to time in order to make the payments for the Shares and any applicable tax withholding payments. Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this Section 13, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Purchaser, any holder or any other party.

13.3  Computershare is acting as Agent hereunder and is not a debtor of the Purchaser in respect of the Funds.

13.4  In the case of late-day funding, which means delivery of the Funds to Computershare after 12:00 p.m. ET on any day, regardless of whether such funding occurs prior to, or after, the Effective Date as set forth in Section 13.1 above (“Late-Day Funding”), Federal Deposit Insurance or other bank liquidity charges may apply in connection with the overnight deposit of the Funds with commercial banks. The parties hereto agree that any such charges assessed as a result of Late-Day Funding will be charged to the Purchaser and the Purchaser hereby agrees to pay such charges.

13.5  The Purchaser agrees to deliver the Funds by wire to the account(s) listed on the attached Exhibit D, which may be amended in writing from time to time.

14.  DISTRIBUTION OF ENTITLEMENTS

14.1  If, under the terms and conditions set forth in the Offer to Purchase, the Purchaser becomes obligated to accept and pay for Shares validly tendered, the Purchaser shall:

(a)	Provide Agent with a Notice of Acceptance in a form mutually agreed to by Agent and the Purchaser

(b)	Provide Agent with instructions to coordinate the transfer of the Shares purchased in a form mutually agreed to by Agent and Purchaser (the “Transfer of Shares”)

(c)

Deposit with Agent sufficient federal or other immediately available funds to be held by Agent in accordance with Section 13, above, to pay, subject to the terms and conditions of the Offer, all stockholders for whom payment for the Shares are to be drawn, less any adjustments required by the terms of the Offer and all applicable tax withholdings (“Tender Consideration”),

14.2  Upon the Transfer of Shares and deposit of immediately available funds, Agent shall deliver or cause to be delivered to stockholders who have validly tendered their Shares (or such holders’ designated payees), consistent with this Agreement and the Letter of Transmittal, official bank checks, or other method as mutually agreed between Agent and Purchaser, in the amount of the applicable purchase price specified in the Offer (less any applicable tax withholding) for the Shares theretofore properly tendered and purchased under the terms and conditions of the Offer (the “Payment Event”). Purchaser will deliver the Tender Consideration prior to 9:00 a.m. Eastern Time in order for Payment Event to commence on the same day that Tender Consideration is received by Agent. Agent will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise.

15. INTERNATIONAL CURRENCY EXCHANGE Computershare at its option may offer its International Currency Exchange (“ICE”) Service (the “Service”) to certain stockholders whereby any such stockholder can elect to receive their payment in a currency other than U.S. Dollars, via a convenient and secure currency conversion service. This Service is voluntary and will only be utilized at the direction of the eligible stockholder electing such Service and agreeing to the terms and condition of the Service as described in the ICE Registration Form included with a Letter of Transmittal and sent to eligible stockholders. Agent shall charge a fee to participants for processing. Purchaser will not incur fees resulting from this service.

16. TAX REPORTING

16.1  Agent shall prepare and file with the appropriate governmental agency and mail to each stockholder, as applicable, all appropriate tax information forms, including but not limited to Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder, as described in Exhibit A. Any cost basis or tax adjustments required after the Effective Time will incur additional fees.

16.2  With respect to any surrendering stockholder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such stockholder pursuant to the Internal Revenue Code.

16.3  Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as the Purchaser may reasonably request in writing. Such action may be subject to additional fees.

17.  UNCLAIMED PROPERTY The Agent shall report unclaimed property to each state in compliance with state laws. The Agent will charge the Purchaser its standard fees plus expenses (including the cost of due diligence mailings) for such services.

18.  AUTHORIZATIONS AND PROTECTIONS As agent for the Purchaser hereunder, Agent:

18.1 Shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Agent and the Purchaser;

18.2  Shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby surrendered hereunder, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Offer:

18.3  Shall not be obligated to take any legal action hereunder; if, however, Agent determines to take any legal action hereunder, and where the taking of such action might, in Agent’s judgment, subject or expose it to any expense or liability, Agent shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

18.4  May rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and believed by Agent to be genuine and to have been signed by the proper party or parties;

18.5  Shall not be liable or responsible for any recital or statement contained in the offer documents or any other documents relating thereto;

18.6  Shall not be liable or responsible for any failure of the Purchaser or any other party to comply with any of its covenants and obligations relating to the Offer including without limitation obligations under applicable securities laws;

18.7  Shall not be liable to any holder of the Shares for any consideration or dividends thereon and any related unclaimed property, which has been delivered to a public official pursuant to applicable abandoned property law;

18.8  Shall be entitled to act upon instructions concerning the services provided under this agreement, which are provided to Agent by the Purchaser from time to time. Further, Agent may apply to any officer or other authorized person of Purchaser for instruction, and may consult with legal counsel for Agent or the Purchaser with respect to any matter arising in connection with the services provided hereunder. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Purchaser under Section 20.2 of this Agreement for any action taken or omitted by Agent in reliance upon any Purchaser instructions or upon the advice or opinion of such counsel. Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Purchaser;

18.9  May rely on and shall be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

18.10  Either in connection with, or independent of the instruction term in Section 18.8 above, Agent may consult counsel satisfactory to Agent (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent hereunder in good faith and in reliance upon the advice of such counsel;

18.11  May perform any of its duties hereunder either directly or by or through agents or attorneys and Agent shall not be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder; and

18.12  Is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

19. REPRESENTATIONS AND WARRANTIES

19.1  Agent. Agent represents and warrants to Purchaser that:

(a)

Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or bylaws, or (iv) any material agreement to which Agent is a party.

19.2  Purchaser. The Purchaser represents and warrants to Agent that:

(a)

Governance. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has full power, authority and legal right to enter into and perform this Agreement;

(b)

Compliance with Laws. The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which the Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to the Purchaser, (iii) the Purchaser’s incorporation documents or by-laws, (iv) any material agreement to which the Purchaser is a party, or (v) any applicable stock exchange rules; and

20. INDEMNIFICATION AND LIMITATION OF LIABILITY

20.1  Liability. Agent shall only be liable for any loss or damage determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or willful misconduct; provided that any liability of Agent will be limited in the aggregate to the amounts paid hereunder by Purchaser to Agent as fees and charges, but not including reimbursable expenses.

20.2  Indemnity. Purchaser shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, penalties and related interest, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent as set forth in Section 20.1 above.

21. DAMAGES Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

22.  CONFIDENTIALITY

22.1  Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, stockholder data (including any non-public information of such stockholder), Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

22.2.  Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party hereto with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party hereto in any form to any person or entity without the other party’s hereto prior consent. However, each party hereto may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls which are designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party hereto delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party hereto ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 22.

22.3.  Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for the stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

22.4  Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 22, each party will promptly:

(a)	Notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	Furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	Use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

21.5  Costs. Each party will bear the costs it incurs as a result of compliance with this Section 22.

23. TERMINATION Either party hereto may terminate this Agreement upon 30 days prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until all the Shares have been received and paid for, or until the final delivery of all consideration(s) to the appropriate states as unclaimed property. In the event of such termination, the Purchaser will appoint a successor depositary and inform Agent of the name and address of any successor depositary so appointed, provided that no failure by the Purchaser to appoint such a successor depositary shall affect the termination of this Agreement or the discharge of Agent as depositary hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to the Purchaser or its designee any unpaid Tender Consideration deposited with Agent pursuant to Section 13 hereof.

24. COMPENSATION AND EXPENSES

24.1  The Purchaser shall pay to Agent compensation in accordance with the fee schedule attached hereto as Exhibit C hereto, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any Shares are tendered to Agent, for Agent’s services as Agent hereunder.

24.2  The Purchaser shall be charged for certain expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s billing systems.

24.3  If any out-of-proof condition caused by the Purchaser or the Company or any of its prior agents arises during any terms of this agreement, the Purchaser will, promptly upon Agent’s request, provide Agent with funds or shares sufficient to resolve the out-of-proof condition.

24.4  All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. The Purchaser agrees to reimburse Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

24.5  Upon termination of this Agreement for any reason, (a) all fees earned and expenses incurred by Agent up to and including the date of such termination shall be immediately due and payable to Agent on or before the effective date of such termination, and (b) the Purchaser shall pay all costs and expenses associated with the movement of records, materials, and services to the Purchaser or the successor agent, including all reasonable costs.

24.6  The Purchaser is responsible for all taxes, levies, duties, and assessments levied on services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Purchaser for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of services provided hereunder. Purchaser shall pay such Transaction Taxes according to the terms in Section 24.1, above. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Purchaser. To the extent that Purchaser provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Purchaser, invoices issued for services hereunder provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to services provided hereunder.

25. ASSIGNMENT Neither this Agreement nor any rights or obligations hereunder may be assigned by the Purchaser or Agent without the written consent of the other; provided, however, that Agent may, without further consent of the Purchaser, assign any of its rights and obligations hereunder to any affiliated agent registered under Rule 17Ac2-1 promulgated under the Securities Exchange Act of 1934.

26.  SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES

26.1 Subcontractors. Agent may, without further consent of the Purchaser, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost stockholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to the Purchaser for the acts and omissions of any subcontractor as it is for its own acts and omissions.

26.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 26.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such Purchaser, Agent exercised due care in selecting the same.

27. MISCELLANEOUS

27.1  Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Purchaser:	with additional copies to:

Invesco Pennsylvania Value Municipal Income Trust
1555 Peachtree Street, N.E., Atlanta, 30309	Adam.Henkel@invesco.com
Attn: Head of Legal, Americas	Melanie.Ringold@invesco.com

Invoice for Fees and Services (if different than above):

accountspayable@invesco.com

If to Agent:	with an additional copy to:

Computershare Inc.	Computershare Inc.
480 Washington Blvd, 26th Floor	150 Royall Street
Jersey City, NJ 07310	Canton, MA 02021
Attn: Corp Actions Relationship Manager	Attn: Legal Department

or

Computershare Inc.

150 Royall Street

Canton, MA 02021

Attn: Corp Actions Relationship Manager

27.2  No Expenditure of Funds. No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

27.3  Publicity. Neither party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion; provided that Agent may use the Purchaser’s name in its customer lists or otherwise as required by law or regulation.

27.4  Successors. All the covenants and provisions of this Agreement by or for the benefit of the Purchaser or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

27.5  Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Purchaser.

27.6  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

27.7  Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at Purchaser’s expense, to resolve any foreign law issues that may arise as a result of Purchaser or any other party being subject to the laws or regulations of any foreign jurisdiction.

27.8  Force Majeure. Notwithstanding anything to the contrary contained herein, Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

27.9  Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, the Purchaser and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

27.10  Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

27.11  Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in (a) this Agreement, (b) any schedules or attachments hereto, and (c) the Offer to Purchase, the terms and conditions contained in this Agreement shall take precedence.

27.12  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

27.13  No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

27.14  Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

27.15  Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the Effective Date hereof.

INVESCO PENNSYLVANIA VALUE MUNICIPAL INCOME TRUST

By:	/s/ Adam Henkel
Name:	Adam Henkel
Title:	Assistant Secretary

COMPUTERSHARE TRUST COMPANY, N.A., and COMPUTERSHARE INC.,

On behalf of both entities

By:
Name:
Title:

Exhibit A	Tax Instruction and Cost Basis Information Letter
Exhibit B	List of affiliates, Ineligible Shares, and Plans
Exhibit C	Schedule of Fees
Exhibit D	Wire Instructions

EXHIBIT A;

Section 1

Standard Tax Reporting Instructions

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the IRS. In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 2 of this agreement, please (a) complete the below Year End Tax Reporting Package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 4 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

https://www.irs.gov/forms-pubs/form-8937-report-of-organizational-actions-affecting-basis-of-securities

Please review, complete, execute and return the Year End Tax Reporting Package or the Form 8937, attached documents via e-mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Additional information may be required based on the completion of the information provided below.

PLEASE NOTE: If IRC sections 302/304 apply to this Corporate Actions event, please reach out to the Corporate Actions Relationship Manager listed on Wire Instruction Exhibit of this Agreement to provide further details.

A

Year End Tax Reporting Package

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements.

Shareholder accounts without certified TIN, or certification of foreign status on our system of record will be subject to backup withholding tax at the applicable rate in accordance with IRS rules and regulations regarding 1099 tax reporting. The applicable backup withholding tax deducted from their payment will be remitted to the Internal Revenue Service (IRS). Holders will need to claim any refund of over withholding directly from the IRS and not Computershare. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Important: Computershare uses Constructive Receipt (refer to below definition) reporting for its standard tax reporting default. Deviations from our Standard Default Tax Terms, late submissions and subsequent corrections after the event is over will be subject to additional fees, by appraisal. If Computershare does not receive the completed tax letter by the expiration of the offer /effective date of the distribution or exchange, Computershare will use our Standard Default Tax Terms.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in proceeds and fractional share issuance if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any client changes to this tax letter or client delay in any final tax instructions that will alter our initial tax reporting instructions. Should any withholding be remitted late to the IRS as a result of any changes to your initial tax reporting instructions. Company and/or Purchaser will be responsible for obligations related to penalties and interest as noted under the Section of the Agreement titled “Indemnification and Limitation of Liability.”

Definitions:

Constructive Receipt: Constructive Receipt means that any corporate action exchange proceeds would be reported to the IRS in the year the merger is effective, whether or not the shareholder has presented the requisite and valid documentation in such year.

Standard Default Tax Terms: The share consideration (if any) is considered a non-taxable event with no Fair Market Value Reporting (FMV) on shares. Principal and CIL are reported on form 1099B as constructive receipt. In the event of an exchange, dividends declared after the effective date, will accrue on the shares issuable to un-exchanged holders and tax reported “as if” paid currently.

B

Section 2 – Client Information

Client Name:

Tax ID/EIN:

Issue Description/Type:

CUSIP Number(s):

Will you require Computershare to perform tax reporting services for this transaction?
☐ Yes ☐ No***

*** If you mark the above box “No”, an explanation of either how the consideration will be tax reported, or why tax reporting is not applicable (i.e. K1, W-2, etc.), is required. Please provide this explanation in Section 5 where it indicates “If you answered “No” in Section 2.

Section 3 – Standard 1099 Reporting

3.A – Principal payment / cash in lieu of fractional shares

If 3.A is not applicable, please check here and move to 3.B ☐

Computershare to report principal payment on Form 1099-B.

Yes, on Form 1099-B ☐ Yes, on a form other than Form 1099-B. Please complete Section 3.C ☐

Computershare to report cash in lieu payment for fractional shares made to holders.

Yes, on Form 1099-B ☐ Yes, on a form other than Form 1099-B. Please complete Section 3.C ☐

3.B – Dividend Reporting (including accrued dividends for unexchanged accounts)

If 3.B is not applicable, please check here and move to Section 3.C ☐

Dividends that have been paid in conjunction with Corporate Actions payments, deemed or accrued, such payment will be reported as Constructive Receipt on Form 1099-DIV or 1042-S.

Computershare to report dividends on Forms 1099-DIV / 1042-S.

Yes, Form 1099-DIV/1042-SB ☐ Yes, on a form other than Form 1099-DIV/1042=S. ☐ Please explain

Did the Company and or Purchaser distribute qualified dividends (100% ordinary & 100% qualified) for this tax year on the Newco shares?

Yes ☐ *No ☐

C

* If no, please provide us with your worksheet to ensure all reportable income or reclassification income, paid by Computershare as agent, is reported correctly. Please note that up to five decimal points can be utilized in the reallocation process. If you choose to use less than five decimal points this could result in rounding issues. Due to time constraints inherent with tax season, we will not be able to re-run tax forms due to rounding issues. Please provide us with your worksheet reflecting all distributions for this applicable tax year.

3.C – Additional reporting

If 3.C is not applicable, please check here and move to Section 4 ☐

Does any of the following reporting need to be performed by Computershare for cash paid (i.e., principal, cash in lieu) if not to be tax reported on Form 1099-B?

1099-INT ☐  1099-OID ☐  1099-MISC ☐ 1099-DIV ☐ 1042-S ☐

If you selected 1099-INT, 1099-OID or 1099-MISC above, please complete the below. Specify which box on the Form should be used for reportable amounts:

Reporting Box for 1099-INT:

Reporting Box for 1099-OID:

Reporting Box for 1099-MISC:

If you selected 1099-DIV and/or 1042-S above, please complete the below.

Reporting for merger consideration (other than accrued and unpaid dividends as outlined below), on Form 1099-DIV and/or 1042-S is as follows:

D

Section 4 – Cost Basis

Please provide a copy of the completed Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement or such IRS filing requirement does not apply, you must answer the questions below.

What are the Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to existing cost basis, or provide an explanation if the IRS filing requirement for Form 8937 does not apply to this event.

Section 5 – Additional Information

Did any of the following corporate changes occur during the same year in which this corporate action took place?

a) Name Change?	Yes ☐	No ☐
b) Tax Id Number Change?	Yes ☐	No ☐
c) CUSIP Number Change?	Yes ☐	No ☐
d) Cash Liquidating Distribution	Yes ☐	No ☐
e) Non-Cash Liquidating Distribution	Yes ☐	No ☐
f) Sale of Rights payment	Yes ☐	No ☐

Is any additional tax reporting required, other than what has been stated in Section 3 above (specify below)?

If you answered “No” in Section 2 above indicating that you do not require Computershare to perform tax reporting, please explain below.

E

Section 6 – Additional Information continued

Is any additional tax withholding required other than what has been stated in Section 3 above (specify below)?

Section 7

Fair Market Value (FMV) Tax Reporting Instructions

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the IRS. In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 1 of this agreement, please (a) complete the below Tax and Cost Basis package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 8 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

https://www.irs.gov/forms-pubs/form-8937-report-of-organizational-actions-affecting-basis-of-securities

Please review, complete, execute and return the below Tax Letter and either the Cost Basis word document or the Form 8937, attached documents via e-mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Additional information may be required based on the completion of the information provided below.

PLEASE NOTE: If 302/304 Tax Reporting is requirements please reach out to the Corporate Actions Relationship Manager listed on the Wire Instruction Exhibit of this Agreement

F

Year End Tax Reporting Package

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements.

Shareholder accounts without certified TIN, or foreign status on our system of record will be subject to backup withholding tax at the applicable rate in accordance with IRS rules and regulations regarding 1099 tax reporting. The applicable backup withholding tax deducted from their payment will be remitted to the Internal Revenue Service (IRS). Holders will need to claim any refund of over withholding directly from the IRS and not Computershare. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Important: Computershare uses Constructive Receipt reporting for its standard tax reporting default. Deviations from our Standard Default Tax Terms, late submissions and subsequent corrections after the event is over will be subject to additional fees, by appraisal. If Computershare does not receive the completed tax letter by the expiration of the offer /effective date of the distribution or exchange, Computershare will use our Standard Default Tax Terms.

Fair Market Value Reporting (FMV) is subject to additional fees, by appraisal.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in proceeds and fractional share issuance if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any client changes to this tax letter or client delay in any final tax instructions that will alter our initial tax reporting instructions. Should any withholding be remitted late to the IRS as a result of any changes to your initial tax reporting instructions. Company will be responsible for obligations related to penalties and interest as noted under the Section of the Agreement titled “Indemnification and Limitation of Liability.”

Definitions:

Constructive Receipt: Constructive Receipt means that any corporate action exchange proceeds would be reported to the IRS in the year the merger is finalized, regardless of whether the shareholder has already processed the exchange or not.

Standard Default Tax Terms: The share distribution is considered a non-taxable event with no Fair Market Value Reporting (FMV) on shares. Principal and CIL are reported on form 1099B as constructive receipt. In the event of an exchange, dividends declared after the effective date, will accrue on the shares issuable to un-exchanged holders.

Fair Market Value (FMV) tax reporting: Refers to an exchange where the share consideration) is treated as fully taxable and reportable on Form 1099-B at the per share valuation provided by client.

G

Section 8 – Client Information

Client Name:

*Tax ID/EIN:

* If FMV reporting is required, the Issuer (Acquirer) will be deemed the payor and you must provide your EIN for reporting purposes. In addition, Client must provide Computershare with completed IRS Form 2678 in order for Computershare to remit any backup withholding tax to the IRS on client’s behalf.

Issue Description/Type:

CUSIP Number(s):

Will you require Computershare to perform FMV tax reporting services for this transaction?

  ☐ Yes     ☐ No***

***If you mark the above box “No” the value of all newly issued shares will NOT be tax reported to the holders and any cost basis and acquisition date of the surrendered target company shares will be carried over to the new shares. Please refer to Section 3.

H

Section 9

Fair Market Value reporting

We ask that you read each question below carefully and respond to each question accordingly as this questionnaire requires a great deal of attention.

Taxable Event Information

Please check one of the boxes below regarding the following statement.

This event requires Fair Market Value (FMV) reporting on Form 1099-B as the share consideration received in this transaction is a taxable event to former target holders and as such the basis of the new shares received will be the FMV rate and become covered shares (i.e., date of acquisition is the effective date).

True ☐     *False ☐

*If the above statement is “False”, please provide an explanation as to why:

If the FMV share consideration is nontaxable, and not tax reportable, please confirm by checking a box below:

*True ☐     **False ☐

*If you selected “True”, please explain briefly why the FMV share consideration is nontaxable, and whether the “cash” (if any) is tax reportable on Form 1099-B:

I

**If you selected “False” from the above, is the FMV of the share consideration treated as taxable and reportable on a 1099-B?

Yes ☐     *No ☐

*If you selected “No”, please advise on the IRS Form & box number in which it should be reported:

Gross Proceeds Information

If the transaction with a shareholder should be reported on a 1099-B, and the full amount of the consideration is treated as taxable, is the FMV of the stock consideration, as well as the cash (if any), reportable on Form 1099-B in Box 1d as “Proceeds”?

Yes ☐     *No ☐

*If you selected “No”, please advise on the rationale as to why the cash and/or stock is not considered as “ proceeds” for 1099-B reporting purposes:

If Form 1099-B reporting is required, should Box 7 on the Form 1099-B (“Check if loss is not allowed based on amount in 1d”) be checked?

Yes ☐     *No ☐

J

Backup Withholding Information

If you selected “Yes” and indicated that FMV of the share consideration is a taxable exchange and reportable on a 1099-B as “Proceeds”,- please advise on the following questions:

•

Is the share consideration subject to backup withholding? (Uncertified accounts would be entitled to a lowered share amount upon exchange due to withholding of shares to satisfy remittance to the IRS.)

Yes ☐     *No ☐

*If you selected “No”, please provide the basis for selecting “No” so that Tax can review this further.

If you selected “Yes” and indicated that shares are subject to backup withholding, please confirm the following statement by selecting “Issuer/Acquirer Agrees”:

Computershare is hereby authorized by the Issuer/Acquirer to sell the appropriate number of shares from each shareholder’s share entitlement to cover applicable tax withholding obligations. The withholding obligation arises on the date the reportable consideration is paid. The shares sold to fund any backup withholding will be based on the amount of withholding required. The current share price may not be exactly the FMV price and may result in a shortage or overage that will either need to be returned to the company or covered by the company.

Issuer/Acquirer Agrees           ☐

If you would prefer that Computershare does not fund the backup withholding obligation by selling the shares, the Issuer/Acquirer can fund the amount of backup withholding required to remit to the IRS in lieu of selling shares. Should you wish to proceed with this alternative, please select the box below:

Yes, we will fund the entire balance due in one single wire to Computershare for the backup withholding obligation ☐

If you checked the box above, to fund the backup withholding on FMV reporting, the funds you provided will be included in a “gross -up” calculation (to increase a net amount to include deductions, such as taxes, that would be incurred by the receiver) reported on a 1099-B as additional proceeds to the holder.

K

Fair Market Value (FMV)

Please provide the value per share associated with the FMV reporting of the share consideration:

Form 8937

Please provide a copy of the Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement, you must answer the questions below.

What are the Tax & Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to determine the per share basis of the share consideration received by the target’s holders.

L

EXHIBIT B

List of Affiliates, Plans, and Eligibility of Shares for Tender*

LIST OF AFFILIATES

Shareholder	Certificate Numbers of Shares	Disposition

SHARES INELIGIBLE FOR TENDER

Shareholder	Certificate Numbers of Shares	Disposition

M

PLANS AFFECTED BY THIS TENDER

Plan Name	Plan Administrator	Disposition

*	Files and Plans eligible for participation and processing within this transaction, may result in additional fees

N

EXHIBIT C

SCHEDULE OF FEES

COMPUTERSHARE TRUST COMPANY, N.A.

PROPOSAL TO SERVE AS DEPOSITARY

IN CONNECTION WITH

[Company Name] TENDER OFFER

A.	FEES FOR SERVICES*

Event Management, Per Issue	$40,000.00
Tax Administration, Per Issue	$2,000.00
Per Eligible Account	$5.00
Per Item Processed	$15.00
Per Payment	$4.00
Per Tax Form	$2.50

*

The above fees exclude expenses and assume the use of Computershare’s standard Agency Agreement and Letter of Transmittal. We agree that in the event that the transaction and/or your services are begun but not completed for any reason, the above Event Management fee will be charged, plus the expense associated with work performed up to the point Computershare is notified. It is required that this agreement be executed on or before the Effective Time. Mailing and processing will not begin until this agreement has been executed by the Company and Computershare. This fee schedule is based upon information provided to date and may be subject to change. CRM# A-6LNQM4, A-6LNQLC

B.	DEPOSITARY SERVICES COVERED

•	Designating an operational team to carry out Depositary duties

•	Reviewing the Depositary Agreement and other legal documents

•	Reviewing the Communication Package (i.e. Offer to Purchase, Letter of Transmittal (LT), enclosure letter(s) and other documentation

•	Converting company’s shareholder records to Computershare’s corporate actions system

•	Establish post office boxes for receipt of offering materials

•	Coordinate mailing of offering materials to shareholders with the Information Agent

•	Coordinating the offer with the Depositary Trust and Clearing Corporation

•	Receiving and opening shares tendered

•	Upfront review of shares tendered to ensure presentment of certificates and legal documents, when applicable

•	Curing defective LTs, including telephoning and writing shareholders in connection with unsigned or improperly executed LTs

•	Responding to shareholder telephone and correspondence inquiries

•

Coordinating with company’s transfer agent the mailing of proper documentation to shareholders whose certificates are alleged to have been lost, stolen, or destroyed, in order to effect the exchange without certificate surrender

•	Canceling surrendered certificates

•

Tracking and reporting the number of shares submitted and the submitting shareholders, as follows: Agent shall forward up to 10 reports of tender activity by email beginning the last 2 weeks before the expiration to each of the parties named below as to the following information, based upon a preliminary review as of the close of business on the preceding

O

business day: (i) the number of Shares tendered; (ii) the number of Shares tended represented by certificates physically held by Agent; (iii) the number of Shares withdrawn; and (v) the cumulative totals of Shares in categories (i) through (iii) above. At the expiration of the offer Agent shall provide a master lists of Shares elected, including a complete list of the electing stockholders. Agent can furnish to the Purchaser, upon reasonable request, additional daily or inter-day ad hoc reports, for an additional fee of $100.00 per report.

•	Prorating tendered shares, if applicable

•	Calculating and issuing checks upon expiration of the tender period, assuming receipt of properly executed Letters of Transmittal and surrender of certificates

•	Coordinating with company’s transfer agent the cancellation of tendered shares and the reissuance of shares not accepted in the offer with

•	Issuing tax forms and filing tax information with the IRS, as required

•	Enclosing and mailing Forms 1099-B, and letters or notices to shareholders

•	Replacing checks alleged to have been lost or destroyed Information Agent

C.	ITEMS NOT COVERED

•	Any services associated with new duties, legislation or regulatory fiat which become effective after the date of this proposal (these will be provided on an appraisal basis)

•	All expenses such as telephone line charges, overprinting, checks, cash management fees, postage, stationery, wire transfers, etc. (these will be billed as incurred)

D.	ASSUMPTIONS

•	Fee schedule based upon information known at this time about the transaction

•	Significant changes made in the terms or requirements of this transaction could require modifications to this Fee schedule

•

Event management fee include pre-launch and ongoing services related to the event, for up to 30 business days. Any application of an additional extension fee will apply for each subsequent two week extension period or any part thereof, of the offer, commencing immediately following the original offer period.

•	Fee schedule assumes the use of Computershare’s standard legal agreement

E.	Incidental Fees

Relevant incidental fees from the chart below may apply to your program; charges would only be billed if incurred.

Description	Amount
File Upload, Per File (if Computershare standard form)	$1,000
• If file is not Computershare standard form	Additional $500
• File is received less than 3 days prior to effective date	Additional $500
Per Underlying Exchange	$1,250
Per Additional Class	$1,000
Legal Fees for Changes to Standard T&Cs	$1,500
Midnight Expiration	$5,000
Extension (up to 10 business days per standard agreement)	$5,000
Special Reporting	By appraisal
Custom Web Enhancements	By appraisal

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Description	Amount
DTC Fee per New CUSIP (pass through expense)	$1,000
QuickCert Set-up Fee	$350
Dedicated 1-800 Telephone Line Service	$500
Set-up Automated Telephone Service	By appraisal
Annual Facility Fee (billed annually)
• 0 – 100 holders (at start of job)	$500
• 101 – 2,500 holders (at start of job)	$1,000
• 2,500 – 5,000 holders (at start of job)	$1,500
• Over 5,000 holders (at start of job)	$2,000
Subsequent Distribution
• < 100 accounts	$1,500
• < 250 accounts	$2,500
• < 500 accounts	$5,000
*501 +_accounts – contact Price Desk
Per Item – Special Handling (restricted, etc.)	By appraisal
Per INIGO (Item Not in Good Order) for Voluntary Offers	$50
Per Withdrawal	$50
Per Guarantee Delivery	$50
Per Sale of Rights	$50
Per Certificate Issued (handling)	$12
Per QuickCert Issued (handling)	$8
Additional Mailings – Set-up Fee (plus per item if new population)	By appraisal
Per File Download/Export	$1,000
Per Wire USD	$100
Per Wire Non-USD	$200
Per Wire Reject	$150
Refund Checks	$5.50
Sale of Fractional Shares in Open Market	$2,500
Onsite Support	$1,000/day + expenses
Requesting of Weekend/Holiday Processing	$200/hour
Expedited Program Support/Closing	$450/hour
DWAC, each	$110
Wire Transfers (inbound & outbound), each	$100
Per Item Rush Fee
• Same day	$200
• Next day	$100

Q

Description	Amount
Expediated Review and Set-up
• Less than 5 days	$2,500
• Less than 3 days	$5,000
• Less than 2 days	$6,500
• Same day	$8,500
Additional review cycles of the Website Content Document – Standard (First 3 are included)	$3,000
Additional review cycles of the Website Content Document – Simple (First 3 are included)	$1,200
Out of Hours Charge per person per hour (Minimum 4 hours)	$800
Project Restart Fee (for events that go dormant after approval to start creating the web)	$3,000
PDF Generations Processing fee “per PDF” (includes converted attachments, tax forms, statements)	$1.25
Email Campaigns - The cost of setting up and running any outbound email campaigns, such as announcements, invitations, reminders, follow-up.
• < 5,000 accounts	$2,000
• < 5,001 – 15,000 accounts	$3,000
• < 15,001 – 30,000 accounts	$3,600
*30,001 +_accounts – By appraisal
Resend email/SMS Campaign, each (>20, no testing required)	$1,200
Ad hoc data exports – existing format (Standard is 1 per day, + 1 end of project) - Requests for additional reports beyond those provided as standard.	$400
Post-go-live DB updates/changes - This fee covers the importation of a replacement database of holders. This may occur if there is a requirement to omit previously transacted holders or are new holders,	$600

Short Notice Fee - Web Supported Programs = less than 4 full business days, ET (excludes afterhours surcharges) This fee applies to any project where the notice period is below the standard minimum of 4 full business days.

• < 5,000 accounts	$3,000
• < 5,001 – 15,000 accounts	$14,400
• < 15,001 – 30,000 accounts	$20,000
*30,001 +_accounts – By appraisal
Extending a Web Event - per 30 days, up to 9 months	$5,400

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F.	PAYMENT FOR SERVICES

The Project Management fee will be rendered and payable on the effective date of the transaction. An invoice for any expense and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one (1) business day prior to the scheduled mailing date, provided, however, that Agent shall provide five (5) business days’ notice of any such amount to be paid.

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EXHIBIT D

WIRE INSTRUCTIONS

PLEASE WIRE ALL FUNDS RELATED TO THE BELOW TRANSACTION FOR THE CASH PROCEEDS DUE TO SHAREHOLDERS AS A RESULT OF [ ] :

Bank Name:
Account Name:
Account Number:
ABA Routing Number:
Ref:

IF YOU HAVE ANY QUESTIONS, OR NEED ADDITIONAL INFORMATION PLEASE CALL ME AT [XXX-XXX-XXXX].

[     ]

RELATIONSHIP MANAGER

CORPORATE ACTIONS

T (XXX) XXX-XXX

XXXXXXXXX.XXXXXXXXXXXX@COMPUTERSHARE.COM

T